Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Supernova Partners Acquisition Company II, Ltd. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 10, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Supernova Partners Acquisition Company II, Ltd. as of December 31, 2020 and for the period from December 22, 2020 (inception) through December 31, 2020 appearing in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on February 10, 2021 (File No. 333-252963), of Supernova Partners Acquisition Company II, Ltd.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 1, 2021